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                                                                    EXHIBIT 99.1

                                   AGREEMENT


        This Agreement is between PICO Holdings, Inc. ("PICO"), a corporation formed under the laws of California with offices at 875 Prospect Street, Suite 301, La Jolla, California 92037 and PICO Equity Investors, L.P. ("PEI"), a limited partnership formed under the laws of California, with its offices at 875 Prospect Street, Suite 301, La Jolla, California 92037.
        On December 16, 1999, the Board of Directors of PICO approved a rights offering to PICO's shareholders. Under the terms of the rights offering, each PICO shareholder will be given the right to buy one share of PICO common stock for each two shares of PICO common stock held by said shareholder, at the price of $15.00 per share.
        PICO and PEI hereby agree that in the event not all shareholders exercise their rights pursuant to the rights offering, PEI will acquire up to $50 million of PICO stock through the exercise of those unsubscribed rights. In the event that there is not $50 million of stock available from such unsubscribed rights, PICO agrees to sell shares of PICO to PEI in a private placement at $15.00 per share, so that the total number of shares purchased by PEI at $15.00 per share will equal $50 million. In the event that PEI purchases shares in a private placement PICO hereby agrees to grant PEI standard demand registration rights and piggyback registration rights.
        PICO hereby agrees to pay and be responsible for any and all of the expenses incurred by PICO Investors Management, LLC and PEI and to pay and be responsible for any and all future expenses incurred by PICO Equity Investors Management, LLC and PEI, subject to prior approval by PICO which shall not unreasonably be withheld.

PICO HOLDINGS, INC.                        PICO EQUITY INVESTORS, L.P.


____________________________________      ___________________________________
By: James F. Mosier                       By: John R. Hart, Member
Title: General Counsel and Secretary      PICO Equity Investors Management, LLC
Date: December 16, 1999                   General Partner
                                          Date:  December 16, 1999